Exhibit 10.18

February 4, 2014

Re:	Employment Letter

Dear Lynnette:

On behalf of Innovus Pharmaceuticals, Inc. I am pleased to extend an offer of employment for the position of Executive Vice President and Chief Financial Officer. You will report to Bassam Damaj, President and CEO.

Salary/Benefits: If you accept this offer, your initial starting annual salary will be $200,000 per year and will increase to $250,000 after six months of continued employment with the Company.

You will be eligible to participate in the Company’s benefit plans, which will include medical, dental, life, 401K, and disability insurance plans once instated by the Company, currently anticipated to be instated the month you start employment. The Company will pay at least seventy-five percent of the family premium and you will be responsible for the remainder. In the event a health and dental plan is not available to you immediately upon hire, the Company will provide up to $1,500 a month to you for health and dental coverage until a health and dental plan is instated in the Company and you are eligible to participate. In addition to Company paid holidays, you also will receive 20 vacation days, 5 sick days and 3 personal days per year, subject to accrual limits under the Company’s policies.

Annual Bonus: You are eligible to receive an annual incentive bonus with a target incentive bonus of 30%, subject to your personal performance and that of the Company, and approval of the Board of Directors.  The annual incentive bonus is payable in cash by March 1st of the following year conditional to your continued employment with the Company.

Special Bonus: You are eligible to receive a one-time $100,000 bonus upon the Company successful listing on NASDAQ and subject to the approval of the Board of Directors, the Company will grant you at that time a one-time restricted stock units (“RSU”) covering 100,000 shares of the Company’s common stock (the “RSU Grant”) conditional to your continued employment with the Company. In addition you are eligible to receive a one-time $100,000 bonus upon the completion of $4 million in financing conditional to your continued employment with the Company.

Equity Compensation: Subject to the approval of the Board of Directors, the Company will grant you restricted stock units (“RSU”) covering 600,000 shares of the Company’s common stock (the “RSU Grant”) that will vest according to the Company’s standard vesting plan. The vested portion of the RSU Grants shall be settled with a like number of Company common shares upon your election anytime after vesting but no later than (i) your termination date, whether voluntary or involuntary, (ii) a Change in Control of the Company (as defined in the RSU agreement), or (iii) the seventh anniversary of the Vesting Date.  In addition to the initial RSU Grant, you will be eligible for annual grants of either RSUs or stock options at the election of the Board of Directors.  These additional grants may occur more frequently than annual at the election of the Board of Directors in its sole discretion.

T: 1-858-964-5123 • F: 1-858-964-2301  • www.innovuspharma.com  • 4275 Executive Square, Suite 207  • San Diego, CA 92037

The Company will enter into a Change of Control and Severance Agreement with you upon hire. Under the terms of the agreement, you will be entitled to receive nine months of your base salary, continuation of health and dental insurance provided to you for you and your dependents at the Company’s expense for nine months. The Change of Control and Severance Agreement will provide these benefits based upon a termination in conjunction with or following of a change of control or termination as a result of an involuntary termination other than for cause.

Even though your job duties, title, reporting relationships, compensation and benefits, as well as the Company’s personnel policies and procedures, may be changed by Innovus, at its option, from time to time during your tenure here, neither you nor the Company can change the “at-will” nature of your employment, absent a written contract signed by the President and Chief Executive Officer of the Company.

The Company conditions this offer upon your providing appropriate documentation of United States citizenship or authorization to work in the United States and proof of identity. Also, the Company conditions this offer upon satisfactory completion of a background check and drug screening test and the signing and returning with this letter the enclosed Proprietary Information and Inventions Agreement.

We wish to impress on you that you must not bring to the Company any confidential or proprietary information or material of any former employer, disclose or use such information or material in the course of your employment with the Company, or violate any other obligation to your former employers.

The offer of employment will expire if not accepted prior to February 6, 2014. This letter supersedes and replaces any and all prior agreements or representations concerning your employment with the Company.  If you have any questions about this letter, then before signing please contact me.

We are enthusiastic about your joining the Company and look forward to working with you.

Sincerely,

/s/ Bassam Damaj
Bassam Damaj, Ph.D.
President & Chief Executive Officer

I have read this letter and understand its terms. By signing below, I accept the offer of employment on the terms set forth in this letter.

Date:	2/4/14	Signature:	/s/ Lynnette Dillen